Exhibit 5.1

Patrick B. Carey
Associate General Counsel – DTE Energy Company

DTE Energy Company
One Energy Plaza; Detroit, Michigan 48226-1279
Tel: 313.235.3260     Fax: 313.235.8500

December 7, 2016

The Bank of New York Mellon Trust Company, N.A.
719 Griswold Street, Suite 930
Detroit, Michigan 48226

Re.	Opinion of Counsel pursuant to Sections 102 and 301 of the Amended and Restated Indenture, dated as of April 9, 2001

Ladies and Gentlemen:
This is in reference to the Supplemental Indenture, dated as of December 1, 2016 (the “Supplemental Indenture”), by and between DTE Energy Company (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which supplements the Amended and Restated Indenture (the “Indenture”), dated as of April 9, 2001, and which provides for the issuance of the Company’s 2016 Series F 6.00% Junior Subordinated Debentures due 2076 in an aggregate principal amount of $280,000,000 (the “Debentures”) and the application of the Company for the authentication and delivery of the Debentures thereunder by the Trustee. Capitalized terms used but not defined herein have the meanings specified in the Indenture and Supplemental Indenture, as the case may be.
As Associate General Counsel of the Company, in conjunction with an attorney or attorneys under my general supervision, I am pleased to advise you that:

1.	We have read the covenants and conditions of Sections 102 and 301 of the Indenture precedent to the authentication and delivery of the Debentures hereunder by the Trustee.

2.	We have examined the following:

a.	A certified copy of Resolutions adopted by the Board of Directors of the Company at a meeting held on December 2, 2015 and by the

Finance Committee of the Board of Directors at a meeting held on December 2, 2015 (the “Resolutions”), which, among other things, authorize the creation of the Debentures, authorize the execution of the Indenture and the Supplemental Indenture (which Supplemental Indenture, among other things, sets forth the form of the Debentures and certain terms and conditions with respect to the Debentures), authorize the officers of the Company to request the authentication and delivery by the Trustee of up to $280,000,000 aggregate principal amount of the Debentures, authorize the officers of the Company to execute a Company Order and Officer’s Certificate and authorize the officers of the Company to execute such other documents as may be required under the Indenture and the Supplemental Indenture for the authentication and delivery from time to time of the Debentures;

b.	Company Order dated December 7, 2016 (“Company Order”); and

c.	Officers’ Certificate dated December 7, 2016 (“Officers’ Certificate”).

3.
We have made, in addition to the foregoing, such other examination or investigation which, in my opinion, is necessary to enable me to express an informed opinion as to whether or not the conditions set forth in the Indenture precedent to the authentication and delivery of the Debentures by the Trustee have been complied with by the Company.

4.	It is our opinion, based upon the examination and/or investigations set forth above, that:

a.	the Indenture has been duly qualified under the Trust Indenture Act;

b.
a registration statement relating to the Debentures, among other securities, has become effective under the Securities Act, and, to the best of my knowledge, no stop order suspending the effectiveness of such registration statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act;

c.
the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Michigan, with corporate power and authority to own its properties and conduct its business as currently conducted;

d.
each of the Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable (except for Section 111 of the Indenture as to which I express no opinion) in accordance with its respective terms (assuming the due authorization, execution and delivery thereof by the Trustee), except as such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

e.
the execution and delivery of the Indenture and the Supplemental Indenture and the performance of and compliance with the terms and provisions thereof by the Company will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any existing statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or any of its properties or, to the best of my knowledge, any existing agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, or the Amended and Restated Articles of Incorporation, or Bylaws of the Company;

f.
the Debentures have been duly and validly authorized by all necessary corporate action on the part of the Company, and when the Debentures have been executed and authenticated in accordance with the terms of the Indenture and the Supplemental Indenture (assuming the due authentication, execution and delivery thereof by the Trustee), and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Debentures will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

g.	the form of the Debentures has been established in conformity with the provisions of the Indenture, the Supplemental Indenture and the Company Order;

h.	the following documents, together with this opinion, constitute sufficient authority to you as Trustee to authenticate and deliver the Debentures on the date hereof; namely:

i.	Certified copy of the Resolutions;

ii.	Company Order in the form required by the Indenture; and

iii.	Officers’ Certificate in the form required by the Indenture;

i.
the Company has good and marketable title to all properties standing of record in its name and improvements thereon, subject to minor exceptions and minor defects, irregularities and deficiencies which, in the opinion of the Company, do not materially impair the use of such property for the purpose for which it is held by the Company;

j.	all conditions precedent under the Indenture in connection with the issuance of the Debentures and the execution and delivery of the Supplemental Indenture have been complied with; and

k.	execution and delivery of the Supplemental Indenture is authorized or permitted by the Indenture.
Very truly yours,
/s/ Patrick B. Carey
Patrick B. Carey
Associate General Counsel
DTE Energy Company

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